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                              RVM INDUSTRIES, INC.
                             FORM 8-K CURRENT REPORT
                                 AUGUST 10, 2001

                                   EXHIBIT 99


NEWS FOR IMMEDIATE RELEASE

                                           Contact: Bob Zajac, Public Relations,
                                                    330-996-4140


                             ALBEX ALUMINUM TO CLOSE


CANTON, Ohio (Aug. 10, 2001) - Albex Aluminum Inc. announced today that it is permanently shutting down its operations. "In compliance with the requirement that we provide notice of a plant shutdown, we are telling our employees today that Albex is going out of business," said Rick Pollock, president. "We have exerted our best efforts to financially reorganize, however sluggish sales and operating losses have depleted Albex's going concern value.

"Our concerns right now are helping our workers find new jobs and attempting to fulfill our customers' orders."

Pollock said he is optimistic about the employment opportunities for Albex's hourly workers, who are members of Steelworkers Local 1046. "We had a good relationship with the union and our employees. These are good people who are skilled machine operators, fabricators, lift truck drivers and laborers, and they will be good employees for another local company."

Several factors contributed to the failure of Albex Aluminum, said Pollock. "Trailer manufacturers accounted for more than half our extrusion sales, and I can't think of any companies that have been harder hit by the economic downturn and rising fuel costs than those in the trucking industry and their suppliers," he said. "Coupled with the general economic downturn that slowed sales in other markets, it was more than we could overcome." Another contributing factor was a billet casting operation that the company opened in 1997 to recycle aluminum scrap but closed last year. "The failure of our electric melting furnace technology coupled with a dramatic drop in demand and a worldwide surplus of aluminum billet drove the shutdown of our billet casting operation."

Albex Aluminum is a regional supplier of aluminum extrusions and fabrications. In addition to the transportation market, its products are sold to metal distribution companies and recreational vehicle and original equipment manufacturers. Its extrusion and fabrication operations are housed in a 250,000 square-foot plant on a 47-acre site at 4416 Louisville Rd. The company has approximately 30 salary employees and 90 hourly workers at the plant.

In the 2001 fiscal year ending March 31, Albex reported that sales fell by 30 percent compared to the previous year, to $17.4 million. The company shipped only 18.5 million pounds of aluminum extrusions in a market that exceeds 3.5 billion pounds. Albex reported a loss of $2.3 million for the 2001 fiscal year.

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